Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Joint Information Statement/Prospectus included in this Registration Statement on Form S-4 being filed by Medical Solutions Management Inc. of our report dated March 31, 2008, with respect to the Consolidated Financial Statements of Certified Diabetic Services, Inc. (the “Company”) for the years ended October 31, 2007 and 2006. We also consent to the related reference to our firm under the caption ‘”Experts” in the Joint Information Statement/Prospectus included in this Registration Statement.

/s/ KBL, LLP

Tampa, Florida

August 22, 2008